Exhibit 99.1

Investors Title Company Announces First Quarter 2014 Financial Results

CHAPEL HILL, N.C.--(BUSINESS WIRE)--May 6, 2014--Investors Title Company (NASDAQ:ITIC) today announced its results for the quarter ended March 31, 2014. The Company reported net income of $986,438, or $0.48 per diluted share, compared with $3,376,730, or $1.62 per diluted share, for the prior year period.

The Company achieved record first quarter revenues totaling $28,454,074, an increase of 6.0% versus the prior year period, resulting primarily from increases in premium volumes and realized gains on investments. As the overall economy has continued to improve, higher levels of real estate purchase activity and higher home prices across many of our markets helped drive an increase in premiums during the period. Rising interest rates however, led to a significant drop in refinance activity, which partially offset the increased purchase-related business.

Operating expenses increased 22.6% versus the prior year period, mainly due to increases in variable expenses such as the provision for claims and commissions. Overall, the trend in new claim filings continued to improve. During the first quarter however, the occurrence of a few large claims related to older policy years contributed to the increase in the claims provision. Positive legal developments in several claim matters and a significant recovery in the prior year period also contributed to an unfavorable comparison. Commissions increased at a higher rate than premiums because there was a greater proportion of agent business than in the prior year period. Other operating expenses, as a whole, were largely in line with the prior year quarter.

Chairman J. Allen Fine added, “We are pleased to see increases in the level of home prices as well as continued strength in home purchase activity. As expected, however, the drop in refinance activity had a significant impact on premium volumes for the quarter. Although a few unusual claims matters led to an unfavorable comparison to the prior year, we remain encouraged by the general long-term trend of claims activity.”

Investors Title Company is engaged through its subsidiaries in the business of issuing and underwriting title insurance policies. The Company also provides investment management services to individuals, companies, banks and trusts, as well as services in connection with tax-deferred exchanges of like-kind property.

Certain statements contained herein may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, among others, any statements regarding expansion of the Company’s market presence, enhancing competitive strengths or regarding our actuarial assumptions and the application of recent historical claims experience to future periods. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from anticipated and historical results. Such risks and uncertainties include, without limitation: the cyclical demand for title insurance due to changes in the residential and commercial real estate markets; the occurrence of fraud, defalcation or misconduct; variances between actual claims experience and underwriting and reserving assumptions, including the limited predictive power of historical claims experience; declines in the performance of the Company’s investments; government regulation; and other considerations set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, as filed with the Securities and Exchange Commission, and in subsequent filings.

Investors Title Company and Subsidiaries
Consolidated Statements of Income
For the Three Months Ended March 31, 2014 and 2013
(Unaudited)

	Three Months Ended
	March 31,
	2014	2013
Revenues:
Net premiums written	$24,909,252	$23,925,997
Investment income - interest and dividends	1,026,416	920,485
Net realized gain on investments	492,137	16,344
Other	2,026,269	1,985,447
Total Revenues	28,454,074	26,848,273

Operating Expenses:
Commissions to agents	15,456,278	13,489,431
Provision (benefit) for claims	2,375,383	(389,058)
Salaries, employee benefits and payroll taxes	6,185,761	6,150,750
Office occupancy and operations	1,180,327	1,074,233
Business development	517,894	428,733
Filing fees, franchise and local taxes	189,600	180,570
Premium and retaliatory taxes	294,474	440,523
Professional and contract labor fees	688,058	575,337
Other	209,784	146,336
Total Operating Expenses	27,097,559	22,096,855

Income Before Income Taxes	1,356,515	4,751,418

Provision For Income Taxes	371,000	1,365,000

Net Income	985,515	3,386,418

Net Loss (Income) Attributable to Redeemable Noncontrolling Interests	923	(9,688)

Net Income Attributable to the Company	$986,438	$3,376,730

Basic Earnings Per Common Share	$0.48	$1.65

Weighted Average Shares Outstanding - Basic	2,037,164	2,044,801

Diluted Earnings Per Common Share	$0.48	$1.62

Weighted Average Shares Outstanding - Diluted	2,043,759	2,083,999

Investors Title Company and Subsidiaries
Consolidated Balance Sheets
As of March 31, 2014 and December 31, 2013
(Unaudited)

	March 31, 2014	December 31, 2013
Assets
Investments in securities:
Fixed maturities, available-for-sale, at fair value	$90,859,563	$91,445,413
Equity securities, available-for-sale, at fair value	36,286,771	36,144,065
Short-term investments	8,941,000	7,926,373
Other investments	7,485,688	7,247,831
Total investments	143,573,022	142,763,682

Cash and cash equivalents	20,592,694	23,626,761
Premiums and fees receivable, net	7,480,771	8,750,224
Accrued interest and dividends	1,124,075	1,006,698
Prepaid expenses and other assets	7,163,324	7,466,141
Property, net	4,717,202	4,325,538
Current income taxes recoverable	676,045	366,772

Total Assets	$185,327,133	$188,305,816

Liabilities and Stockholders' Equity
Liabilities:
Reserves for claims	$36,465,000	$35,360,000
Accounts payable and accrued liabilities	15,490,419	20,324,190
Deferred income taxes, net	4,017,438	4,013,983
Total liabilities	55,972,857	59,698,173

Redeemable Noncontrolling Interest	480,546	545,489

Stockholders' Equity:
Common stock - no par value (shares authorized 10,000,000;
2,036,831 and 2,037,135 shares issued and outstanding as of March 31, 2014 and
December 31, 2013, respectively, excluding 291,676 shares for 2014 and 2013
of common stock held by the Company's subsidiary)	1	1
Retained earnings	117,522,858	116,714,749
Accumulated other comprehensive income	11,350,871	11,347,404
Total stockholders' equity	128,873,730	128,062,154

Total Liabilities and Stockholders' Equity	$185,327,133	$188,305,816

Investors Title Company and Subsidiaries
Net Premiums Written By Branch and Agency
For the Three Months Ended March 31, 2014 and 2013
(Unaudited)

	Three Months Ended
	March 31,
	2014	%	2013	%
Branch	$4,831,679	19.4	$5,783,629	24.2

Agency	20,077,573	80.6	18,142,368	75.8

Total	$24,909,252	100.0	$23,925,997	100.0

CONTACT:
Investors Title Company
Elizabeth B. Lewter, 919-968-2200